Exhibit 10.47

MONTH TO MONTH TENANCY AGREEMENT

This Agreement (the “Agreement”) made this 14th day of February 2011, by and between Le Chateau Inc. a Canadian corporation, having offices at 8300 Decarie, Montreal, Quebec H4P 2P5 (the “Licensor”) and DAVIDs TEA Inc., a Canadian corporation, having offices at 5775A, Ferrier Street, Mont-Royal, Quebec H4P 1N3 (the “Licensee”).

WITNESSETH:

That for and in consideration of the mutual promises and subject to the terms and conditions set forth herein, Licensor hereby grants to Licensee the right and license to install, maintain and operate, in accordance with the provisions hereinafter set forth, a business and for no other purpose, in a portion of those premises located at 5775A Ferrier Street, Town of Mount-Royal, Quebec, which premises (the “Premises”) are leased to Licensor.  Licensor and Licensee acknowledge and agree that Licensee shall have the right to exercise its rights contained herein, subject and subordinate to the provisions of that certain Lease for the Premises dated March 23rd 2006 (collectively the “Lease”).

1.                                      Month to Month Occupancy

The term of this Agreement shall commence on the day that Licensor delivers the Licensed Location (as hereinafter defined) to Licensee for fixturing (“Delivery Date”), and Licensee will occupy the Premises from month to month and the License Fee shall be payable in advance on the first day of each month.  There is no tacit renewal of this Agreement despite any statutory provision or legal presumption to the contrary, including, without limitation, Article 1879 of the Civil Code of Quebec or similar legislation.  The Licensor and/or Licensee may terminate this Agreement on the last day of any calendar month by delivery of at least thirty (30) days prior written notice of termination to the other.

2.                                      Payments

During the Term of the Agreement, commencing on the April 01, 2011 (the “Commencement Date”), Licensee shall pay to Licensor throughout the term as license fees (the “License Fees”) payable as follows:

Period	Monthly rate of the Licensed Location
April 1, 2011 — the Commencement Date	Six Thousand two hundred and fifty dollars ($6,250.00) gross monthly payable every first of the month plus GST and QST

The License Fees shall be payable in equal consecutive monthly payments, starting on the Commencement Date, in advance on the first (1st) day of each month of the Term and shall be payable without abatement, demand or set-off.  Payment shall be prorated on a daily basis for any partial month.  The Licensor may at the end of each twelve (12) consecutive month period, revise the License Fees payable.

2.1                               Fixturing Period

The Licensee shall have a fixturing period of twenty-eight (28) days commencing on March 1, 2011 and expiring on March 31, 2011 (the “Fixturing Period”) and the License Fees shall be abated during the Fixturing Period.  During the Fixturing Period, the Licensee is bound by all the terms of this Agreement, including the obligation to deliver certificates of insurance executed by the Licensee’s insurers prior to the commencement of the Fixturing Period.

3.                                      Use & Occupancy

The License granted under this Agreement shall apply with respect only to the Premises.  Licensee shall have the right to use and occupy approximately nine thousand six hundred nineteen (9,619) square feet of the Premises as shown outlined on Schedule “A” (the “Licensed Location”).  Licensee shall have the exclusive right to use the Licensed Location for the Business.  Throughout the Term, the Licensee shall diligently and continuously conduct the Business in the Licensed Location.  Licensee, its employees and/or agents shall not do or fail to do anything in the Licensed Location and/or the Premises which would violate the Lease.  Licensor may, from time to time, give Licensee notice of any act or omission by Licensee, its employees or agents that is, would or could be a violation of the Lease.  Upon Licensee’s receipt of notice, Licensee, its employees and/or agents shall promptly cease and refrain from doing at all future times any and everything that Licensor advises Licensee, is, would or could be a violation of its Lease for the Premises.

Licensee shall maintain and conduct its operations in a first class and proper manner.  Licensee’s use of the Licensed Location shall be subject to such reasonable limitations and restrictions as Licensor may, from time to time, impose (including hours of operation during which the Business); provided, however, that such restrictions and limitations shall not require that Licensee be open or conduct any business in contravention of the law or at unreasonable times.  Except in the case of an emergency, Licensor’s personnel shall not block or unduly restrict access to the Licensed Location.

4.                                      Licensee’s Employees

All persons employed by Licensee in or about or in connection with, the operation of the Licensed Location shall be Licensee’s employees for all purposes.  Licensee shall, at its own cost and expense, maintain worker’s compensation coverage, unemployment compensation coverage and any other coverage which may be required by law with respect to Licensee’s employees.

Licensor shall prohibit and Licensee shall prohibit their respective employees from soliciting the other’s employees.

5.                                      Improvements, Additions, and Signs

The Licensee accepts the Licensed Location in its “as is” condition and acknowledges receiving the Licensed Location furnished with the fixtures, equipment and furnishings in good condition as listed in Schedule “B” attached hereto (the “Leasehold Improvements”).  The Licensee shall, at its sole cost and expense, take care of, maintain, and replace any Leasehold Improvement listed in Schedule “B”.  The Licensee shall not have to repair what is considered normal wear and tear during occupancy.

Licensee, at its sole cost and expense, shall furnish and install its own signage, and telephone, as it deems necessary or desirable for its operations at the Licensed Location and shall pay for all costs of modification of the existing space or the installation of any additional fixtures, equipment and furnishings the Licensee may require.  Licensee shall not take any action, which would violate the Lease.  Licensee shall use materials of equal or better quality than those used in the construction of the Premises and comply with all applicable laws, orders and regulations of Federal, Provincial and Municipal authorities and with any direction given by a public officer pursuant to law and with all regulations of any fire underwriters association having jurisdiction.  Licensee shall not make any modification nor shall it attach any fixtures, signage or equipment to the Premises without Licensor’s prior written approval, such approval not to be unreasonably withheld or delayed.  Licensee shall submit plans and specifications in reasonable detail (including, without limitation, proposed elevations and design detail, electrical and mechanical systems, colour and proposed materials) of the proposed improvements to Licensor for written approval prior to doing any work, such approval not to be unreasonably withheld or delayed.  Licensee shall obtain or cause to be obtained all building permits, licenses, temporary and permanent certificates of occupancy and other governmental approvals which may be required in connection with the Licensed Location.  Any work done pursuant to this article shall be at times which are agreeable to Licensor acting reasonably.  The manager of the Premises acting reasonably may require Licensee to temporarily cease carrying on the whole or part of the work, and Licensee agrees to immediately cease work, provided that Licensor prescribes a time or times during which such work may be continued by Licensee.

6.                                      Maintenance and Repair

Licensee, at its sole cost and expense, shall take care of and maintain the Licensed Location in good order and repair.  Licensor shall, at its sole cost and expense, take care of and maintain in good working order or cause to be maintained, in good working order all portions of the Premises other than the Licensed Location, including without limitation, plumbing, electrical equipment, heating, air conditioning, doors, windows, and all other structural portions of the Premises and to make any necessary repairs with reasonable diligence, provided, however, that (a) the preceding shall not obligate Licensor to undertake any obligations greater than or different from those imposed on Licensor under the Lease, and (b) as to all such work for which Licensor’s Landlord is responsible for maintenance and repairs, Licensor’s sole responsibility shall be to use reasonable efforts to notify the Landlord to perform such repairs.  Licensee and its contractors shall be granted access to enter the Premises for the purpose of servicing, maintaining and otherwise performing service in connection with Licensed Location; provided, however, that they shall in no event disrupt Licensor’s business.  Licensor shall have access to the Licensed Location in the event of emergencies.

7.                                      Insurance

Licensee shall carry its own property insurance on its improvements to the Licensed Location and all other property in the Licensed Location.  Licensee shall also keep in force during the Term of this Agreement; (i) all risks (including flood and earthquake) property insurance in amounts sufficient to fully cover on a replacement cost basis Licensee’s improvements and all property in the Premises which is not owned by the Licensor or which Licensee is responsible to repair or maintain, or which is installed by or on behalf of the Licensee; (ii) sufficient public liability insurance, with Licensor named as additional insured, against claims for death, personal injury and property damage, arising out of or connected with the business of Licensor carried on within the Premises, in amounts which are from time to time acceptable to a prudent tenant where the Premise is located, with liability limits of not less than Five Million Dollars ($5,000,000.00) combined single limit for bodily injury and/or for property damage.  Licensor shall receive thirty (30) days prior written notice of cancellation of any such insurance policy.  All such insurance shall be with an insurer and provide such coverages as would be obtained by a prudent operator of the Business in the Licensed Location and shall otherwise be in form and substance satisfactory to the Licensor, acting reasonably.  Licensee shall furnish Licensor with a certificate evidencing such coverage within ten (10) days of the Delivery Date and upon request from time to time during the Term.

If the Licensee fails to obtain the insurance required under this Paragraph 7 and such failure is not cured within two (2) business days following written notice from the Licensor, the Licensor shall be entitled to obtain such insurance coverage (but without any obligation to do so) and the costs thereof shall be payable by the Licensee to the Licensor.

Licensor shall carry its own public liability and personal property insurance with respect to the Premises and the Licensed Location.

Licensee shall, at is own cost and expense, comply with all regulations or orders of any insurance company or companies relating to its operation of the Business.

Licensee shall indemnify and hold harmless Licensor, its agents, servants, employees and any other person for whom the Licensor is in law responsible from any and all claims, causes of action, damages, expenses and liability, including reasonable legal fees, sustained or incurred by any persons which are based upon or arise out of illness or injury, including death of any person or property damage to any property, and which arise from or in any manner out of any act or omission of Licensee, its agents, partners, independent contractors, employees, servants and any other person for whom Licensee is in law responsible.  Licensee shall immediately respond and assume the investigation, defence and expense of all claims and causes of action arising out of or in connection with such occurrences.  Licensor may, at its sole cost and expense, join in such defence with counsel of its choice.  Licensee shall not be liable in the event that any claim, damage, loss or injury is due to the negligent or wilful act or omission of Licensor, its agents, servants, employees or any other person for whom Licensor is in law responsible.

8.                                      Default and Early Termination

If Licensee fails to pay the License Fees, or any other charges provided for hereunder when the same is due, and the same shall not be paid five (5) days after written notice, or if Licensee breaches any other covenant of this Agreement and fails to remedy same within ten (10) days after written notice of such breach, or as to matters which cannot be remedied in ten (10) days fails to commence efforts to remedy such default within such ten (10) day period and thereafter diligently to prosecute such efforts, Licensor may, in addition to any other rights it may have under this Agreement, declare this Agreement terminated and Licensee shall thereupon promptly vacate the Licensed Location, delivering same to Licensor in the condition set forth in paragraph 12 below, and if Licensee fails to do so, it shall be liable to Licensor for Licensor’s cost of doing same.  Anything in this Agreement to the contrary notwithstanding, if Licensee shall become insolvent, bankrupt or make an assignment for the benefit of creditors, or if Licensee or its interest hereunder shall be levied upon or sold under execution of other legal process, or if the act or omission of Licensee would or might cause a default under the Lease, Licensor may immediately terminate this Agreement and all License Fees in arrears, together with the next three (3) month’s License Fees shall immediately become due and payable.

It is expressly understood and agreed that the Agreement is subject and subordinate to the Lease, and Licensor shall have no liability whatsoever for termination of this Agreement with respect to the Licensed Location arising out of the Lease or any action under the Lease by any Landlord or party claiming under Landlord or under Lease.

9.                                      Possession Upon Termination

Upon any termination of this Agreement, whether at the end of the Term or otherwise, Licensee shall remove all its trade fixtures, except for the items listed in Schedule “B”, make good any damage caused by such removal, and surrender peaceful possession of the Licensed Location in “broom-clean” condition in as good condition as it received the same, loss or damage by fire or other casualty excepted.  All leasehold improvements installed by Licensee shall upon installation become the property of the Licensor.

10.                               Damage to Premises

If, by fire or other casualty, the Licensed Location or the Premises is destroyed or damaged to the extent that Licensee is deprived of occupancy or use of the same, Licensor agrees to notify Licensee as to whether it or the Premises’ Landlord has decided to repair the damage or destruction resulting from any casualty as soon as possible, subject to the provisions of the Lease.  If Licensor elects to repair such damage or destruction, Licensor shall proceed with due diligence to restore the Premises.  If the Premises is repaired, whether by Licensor or the Premises’ Landlord, Licensee shall proceed with due diligence to restore the Licensed Location to substantially the same condition as existed before such damage or destruction, and the sums payable hereunder with regard to such Licensed Location shall be abated from the date of such damage or destruction until restoration of the Premises and the Licensed Location is completed.  If Licensor notifies Licensee that neither Licensor nor the Landlord of the Premises has decided to repair such damage or destruction, this Agreement shall be terminated.  Nothing herein contained shall obligate Licensor to undertake any repair and/or restoration obligations not imposed on it by the Lease.

11.                               Expropriation

In the event of expropriation of all or part of the Premises, neither Licensor nor Licensee shall have a claim against the other for the shortening of the Term, nor the reduction or alteration of the Business and/or the Premises.  Licensor and Licensee shall each look only to the expropriating authority for compensation.

Licensor and Licensee agree to cooperate with one another so that each is able to obtain the maximum compensation from the expropriating authority as may be permitted in law in relation to their respective interests in the Premises or Business.  Nothing herein contained shall be deemed or construed to prevent Licensor or Licensee from enforcing and prosecuting a claim for the value of their respective interests in any expropriating proceedings.

12.                               Assignment

This Agreement may not be assigned or sublicensed or charged, encumbered or pledged without the written permission of Licensor, such permission not to be unreasonably withheld or delayed.  In any event, Licensee shall at all times remain liable hereunder.  This Agreement shall be binding upon and ensure to the benefit of the parties hereto and their respective permitted successors and assigns.

13.                               Security

Licensee acknowledges that (a) Licensor is not an insurer of the Licensed Location; (b) Licensor does not undertake to provide any security for the Licensed Location; and (c) that it shall be Licensee’s obligation to provide security for Licensee’s facilities.

14.                               Entire Agreement

The parties hereto agree that this Agreement sets forth all the promises, agreements and understandings between them with respect to the right and license to install, operate and maintain the Business in the Licensed Location.  There are no promises, agreements or understandings, either oral or written, between them regarding such matters other than as is set forth herein.  It is further agreed that any amendment or modification to this Agreement shall not be binding unless such amendment or modification is reduced to writing and signed by both parties.

15.                               Captions

The captions of the several sections of this Agreement are not part of the text hereof and shall be ignored in construing this Agreement.  They are intended only as aids in locating various provisions hereof.

16.                               Severability

Each provision contained in this Agreement shall be independent and severable from all other provisions contained herein, and the invalidity of any such provisions shall in no way affect the enforceability of the other provisions.

17.                               Governing Law

This Agreement shall be governed and controlled by the laws of the Province of Quebec.

18.                               Notices

All notices and communications hereunder shall be in writing and signed by a duly authorized representative of the party making the same.  All notices shall be deemed effective when delivered personally or when deposited in Canada by registered mail, return receipt requested, postage prepaid is confirmed upon transmission by facsimile, addressed as follows:

(a)                                 If to Licensor, then to:

Le Chateau Inc.
8300, Decarie Boulevard
Montreal, Quebec  H4P 2P5

Attention:                                         Director, Real Estate
Facsimile:                                         (514) 738-3670

(a)                                 If to Licensee, then to:

DAVIDs TEA Inc.
5775A Ferrier Street
Mont-Royal, QC  H4P 1N3

Attention:                                         David Segal
Facsimile:                                         514-739-0200

The names and addresses for the purpose of this paragraph may be changed by giving notice of such change in the manner herein provided for giving notice.  Unless and until such written notice of change of address is actually received, the most recent name and address applicable under this Agreement may be used for all purposes hereunder.

19.                               Force Majeure

The performance of a party (except for payment of monies) shall be excused during the period and to the extent that such performance is rendered impossible, impractical or unduly burdensome due to acts of God, strikes, lockouts, or labour difficuIty, unavailability of parts through normal supply sources, failure of any utility to supply its services for reasons beyond a party’s control, explosion, sabotage, accident, riot or civil commotion, act of war, fire or other casualty, or any other cause beyond the reasonable control of the party whose performance is to be excused.

20.                               Language

The parties hereto acknowledge that they have required that the present document be drawn up in the English language.  Les parties déclarent qu’elles ont exigée que ce document soit rédigé en langue anglaise.

IN WITNESS WHEREOF the parties hereto have executed and delivered this Agreement.

LE CHATEAU INC.

By:	/s/ Emilia Di Raddo
Emilia Di Raddo, CA President

By:	/s/ Lee Albert
Lee Albert Director, Real Estate

We have authority to bind the Corporation.

DAVIDs TEA INC.

By:	/s/ David Segal
David Segal President

I have authority to bind the Corporation.

CORPORATE RESOLUTION

EXTRACT FROM THE RESOLUTION OF THE BOARD OF DIRECTORS OF LE CHATEAU INC. DATED OCTOBER 6, 2000.

RESOLVED:

THAT

(1)                                       either Herschel H. Segal acting together with any other officer of the Corporation or with the Director, Real Estate of the Corporation, or

(2)                                       the President together with the Director, Real Estate,

be and are hereby authorized to sign, on behalf of the Corporation, all offers to lease and leases for premises to be leased by the Corporation, as well as all other documents of any nature whatsoever relating thereto, including any documents amending or terminating such offers to lease or leases, the whole in such form and on such terms and conditions as the aforesaid signatories may, in their sole discretion, approve, such approval to be conclusively evidenced by their execution of such offers to lease, leases or other documents, as the case may be.

Certified to be a true copy of a resolution adopted by the board of directors of Le Château Inc., the 6th. day of October 2000, and further that the said Resolution is in full force and effect as of the date hereof.

Dated this 22nd day of February 2011.

/s/ Emilia Di Raddo
Emilia Di Raddo, CA
Secretary

CORPORATE RESOLUTION

EXTRACT FROM THE RESOLUTION OF THE BOARD OF DIRECTORS OF DAVIDsTEA INC. DATED MARCH 11, 2001.

RESOLVED:

THAT

(1)                                       the President David Segal,

be and is hereby authorized to sign, on behalf of the Corporation, all offers to lease and leases for premises to be leased by the Corporation, as well as all other documents of any nature whatsoever relating thereto, including any documents amending or terminating such offers to lease or leases, the whole in such form and on such terms and conditions as the aforesaid signatories may, in their sole discretion, approve, such approval to be conclusively evidenced by their execution of such offers to lease, leases or other documents, as the case may be.

Certified to be a true copy of a resolution adopted by the board of directors of DAVIDsTEA INC, the 11th day of March, 2011, and further that the said Resolution is in full force and effect as of the date hereof.

Dated this 11th day of March 2011.

/s/ David Segal
David Segal
Secretary

DAVIDsTEA	SCHEDULE “B”
Furniture Listing

5775 Ferrier Furniture Description	Current Location	Property of number	To be removed or kept
Knoll Desk	Office 1	1000	Keep
Knoll Desk	Office 1	1001	Keep
Knoll Desk	Office 1	1002	Keep
Book Shelf	Office 1	1003	Keep
Book Shelf	Office 1	1004	Keep
Book Shelf	Office 1	1005	Keep
Book Shelf	Office 1	1006	Keep
Black 2 Drawer Filing Cabinet	Office 1	1007	Keep
Knoll Ped	Office 1	1008	Keep
Black Guest Chair	Office 1	1009	Keep
Desk With Return	Office 2	1010	Keep
Round Table	Office 2	1011	Keep
Credenza 2 Piece	Office 2	1012-1013	Keep
Rectangle Desk	Le Chateau Security	1014	Keep
Credenza	Le Chateau Security	1015	Keep
Monitor Cabinet	Le Chateau Security	1016	Keep
Rectangle Desk	Office 3	1017	Keep
Rectangle Desk	Office 3	1018	Keep
Rectangle Desk	Office 3	1021	Keep
Book Shelf	Office 3	1022	Keep
3 Drawer Filing Cabinet	Office 3	1026	Keep
Desk With Return	Office 4	1027	Keep
Book Shelf	Office 4	1028	Keep
Book Shelf	Office 5	1033	Keep
3 Drawer Filing Cabinet	Office 5	1034	Keep
Desk With Return	Office 5	1037	Keep
Book Shelf	Office 6	1038	Keep
Black Office Chair	Office 6	1039	Keep
Knoll Desk	Office 7	1040	Keep
Knoll Desk	Office 7	1041	Keep
Knoll Ped	Office 7	1043	Keep
Knoll Ped	Office 7	1044	Keep
Desk With Return	Office 8	1045	Keep
Book Shelf	Office 8	1046	Keep
Black Leather Office Chair	Office 8	1047	Keep
Desk With Return	Office 9	1048	Keep
Book Shelf	Office 9	1049	Keep

5775 Ferrier Furniture Description	Current Location	Property of number	To be removed or kept
Knoll Desk	Office 10	1050	Keep
Knoll Oval Table	Office 10	1051	Keep
Knoll Ped	Office 10	1052	Keep
Knoll Desk	Office 11	1053	Keep
Knoll Desk	Office 11	1054	Keep
Knoll Desk	Office 11	1055	Keep
Knoll Desk	Office 11	1056	Keep
Knoll Desk	Office 11	1057	Keep
Knoll Desk	Office 11	1058	Keep
Knoll Ped	Office 11	1059	Keep
Knoll Ped	Office 11	1060	Keep
Knoll Desk	Office 13	1061	Keep
Knoll Desk	Office 13	1062	Keep
Knoll Desk	Office 13	1063	Keep
Knoll Desk	Office 13	1064	Keep
Knoll Ped	Office 13	1065	Keep
Knoll Ped	Office 13	1066	Keep
Knoll Ped	Office 13	1067	Keep
Knoll Ped	Office 13	1068	Keep
Black Plastic Chair	Office 13	1069	Keep
Book Shelf	Office 13	1070	Keep
Rectangle Desk	Office 14	1072	Keep
Book Shelf	Office 14	1073	Keep
Knoll Desk	Office 16	1081	Keep
Knoll Ped	Office 16	1082	Keep
Book Shelf	Office 16	1083	Keep
Book Shelf	Office 16	1084	Keep
Book Shelf	Office 16	1085	Keep
Book Shelf	Office 16	1086	Keep
Book Shelf	Office 16	1087	Keep
Knoll Desk	Office 17	1088	Keep
Knoll Ped	Office 17	1089	Keep
Knoll Desk	Office 18	1091	Keep
Knoll Ped	Office 18	1092	Keep
Round Table	Office 18	1093	Keep
Knoll Desk	Office 19	1094	Keep
Knoll Desk	Office 19	1095	Keep
Knoll Ped	Office 19	1096	Keep
Knoll Ped	Office 19	1097	Keep

5775 Ferrier Furniture Description	Current Location	Property of number	To be removed or kept
Book Shelf	Office 19	1098	Keep
Black Leather Office Chair	Office 19	1099	Keep
Round Caf. Table	Office 20	1102	Keep
Round Caf. Table	Office 20	1103	Keep
Round Caf. Table	Office 20	1104	Keep
Round Caf. Table	Office 20	1105	Keep
Round Caf. Table	Office 20	1106	Keep
Round Caf. Table	Office 20	1107	Keep
Square Caf. Table	Office 20	1108	Keep
Square Caf. Table	Office 20	1109	Keep
Grey Chair	Office 20	1110	Keep
Grey Chair	Office 20	1111	Keep
Grey Chair	Office 20	1113	Keep
Grey Chair	Office 20	1114	Keep
Grey Chair	Office 20	1115	Keep
Grey Chair	Office 20	1116	Keep
Grey Chair	Office 20	1117	Keep
Grey Chair	Office 20	1118	Keep
Grey Chair	Office 20	1119	Keep
Grey Chair	Office 20	1120	Keep
Grey Chair	Office 20	1121	Keep
Grey Chair	Office 20	1122	Keep
Grey Chair	Office 20	1123	Keep
Grey Chair	Office 20	1124	Keep
Grey Chair	Office 20	1125	Keep
Grey Chair	Office 20	1127	Keep
Grey Chair	Office 20	1128	Keep
Grey Chair	Office 20	1129	Keep
Grey Chair	Office 20	1130	Keep
Grey Chair	Office 20	1131	Keep
Grey Chair	Office 20	1133	Keep
Grey Chair	Office 20	1134	Keep
Fridge	Office 20	1135	Keep
Fridge	Office 20	1136	Keep
Black Plastic Chair	Office 20	1137	Keep
Blue Guest Chair	Office 20	1138	Keep
Garbage Can With Lid	Office 20	1139	Keep
Garbage Can With Lid	Office 20	1140	Keep

5775 Ferrier Furniture Description	Current Location	Property of number	To be removed or kept
Desk With Return	Office 21	1143	Keep
Desk With Return	Office 21	1144	Keep
Black Cabinet	Office 21	1147	Keep
Knoll Ped	Reception	1150	Keep
Garbage Can With Lid	Women’s Bathroom	1151	Keep
Garbage Can With Lid	Men’s Bathroom	1152	Keep

Schedule "A"

LEASE LINE
OCCUPIED AREA
45 SQ.FT.
WASHROOMS
WASHROOMS
DN
TOTAL SPACE
9 852 SQ.FT.
MINUS OCCUPIED AREA
233 SQ.FT.
BALANCE OF SPACE
9 619 SQ.FT.
OCCUPIED AREA
188 SQ.FT.
8
7
6
5
4
3
2
1
J
K
L
M

le chateau
5775 ferrier
MEZZANINE OFFICES
scale: 1/16"=1'-0"